Exhibit 10.2

October 10, 2022

Ernst Teunissen

Re:	Transition Agreement

Dear Ernst:

This letter agreement (the “Agreement”), effective as of the date hereof, sets forth the terms of your transition from your role as Chief Financial Officer of Tripadvisor, LLC, a Delaware limited liability company (“Tripadvisor” or the “Company”), as described below. In consideration of the mutual agreements set forth below, the receipt and sufficiency of which is hereby acknowledged, you and the Company agree as follows:

1.	Transition Agreement.

(a)

Role and Compensation. Beginning on October 31, 2022 and ending on January 1, 2023 (the “Transition Period”), you will be employed by Tripadvisor as Senior Vice President, Finance and Chief Executive of Viator, TheFork and Cruise Critic at your current base salary and shall be responsible for facilitating the transition to a new Chief Financial Officer and such other duties and responsibilities as are assigned to you by the Company’s Chief Executive Officer.

(b)

Benefits. While you are employed during the Transition Period, you will continue to be eligible to participate in the employee benefit plans made available by the Company from time to time to its employees generally, subject to plan terms and generally applicable Tripadvisor policies.

(c)

Equity. Your employment during the Transition Period will be treated as continued employment by Tripadvisor for purposes of any Tripadvisor equity plan, and all existing equity grants will continue to vest pursuant to their vesting schedules and the applicable Equity Incentive Plan. Any vested performance-based restricted stock units will settle in accordance with the appliable Restricted Stock Unit Agreements.

2.	Termination.

(a)

Separation Date. Your resignation shall be effective and your employment shall terminate on January 1, 2023 (the “Separation Date”). For the avoidance of doubt, should you voluntarily resign prior to the Separation Date, then you will not receive the benefits described in Sections 2(c) and (d).

(b)

Resignation. You hereby resign from your position as Chief Financial Officer of Tripadvisor, Inc., effective October 31, 2022, and from all positions as an officer or director held with Tripadvisor, Inc. and all of its affiliates and subsidiaries, effective as of the Separation Date. You agree to sign and return such documents confirming the resignations as the Company or any of its subsidiaries may reasonably request.

(c)

Bonus. Although you will not be employed by the Company at the time that 2022 corporate bonuses are paid, and therefore, not eligible under the Company’s general plan for bonuses, the Company agrees to provide you with a 2022 corporate bonus payout based on company performance (as determined by the Compensation Committee of the Board of Directors of Tripadvisor, Inc.) and individual performance, provided that you do not resign or the Company does not terminate your employment with Cause (as defined in the Tripadvisor, Inc. 2018 Stock and Annual Incentive Plan (the “2018 Plan”)) prior to the end of the Transition Period. The bonus payment, less required withholding taxes or other similar governmental payments or charges, will be made at the same time that the 2022 earned corporate bonuses are paid to Tripadvisor employees generally.

(d)

Equity. Provided that you do not resign or the Company does not terminate your employment with Cause prior to the end of the Transition Period, your equity awards, as set forth in Exhibit A, that are based on, or in the form of, Tripadvisor, Inc. equity (e.g. restricted stock, restricted stock units, stock options or similar instruments) (“Equity Awards”), that are time-based and that are outstanding and unvested as of the Separation Date, but that would have vested from January 2, 2023 through May 30, 2023 had your employment continued through this period, shall accelerate and vest as of the Separation Date. The restricted stock units will settle in accordance with the terms of the Tripadvisor, Inc. Restricted Stock Unit Agreement. Stock options that have vested as of the Separation Date, including those with accelerated vesting as set forth in this Section 2(d), shall remain exercisable through the date that is the earlier of (1) December 31, 2024 or (2) the expiration date of the relevant stock option.

(e)

Post-Employment Consulting. You and the Company agree to enter into a consulting agreement, covering the period of January 2, 2023 to March 31, 2023, on mutually agreeable terms (the “Consulting Services Agreement”), prior to the Separation Date.

(f)

Medical and Dental Benefits. Except for any right you have to continue participation in Tripadvisor’s group health and dental plans under COBRA, all employee benefits shall terminate in accordance with the terms of the applicable benefit plans as of the Separation Date.

3.	Executive Releases.

(a)

In exchange for the payments and benefits provided to you under this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and to which you acknowledge you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, ), the Massachusetts Paid Family and Medical Leave Act, any whistleblower claims under state the wage and hour, wage payment and fair employment practices statutes of the state or states in which you have provided services to the Company, including specifically, the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 section 148 and 150), and the Massachusetts Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101), Massachusetts General Laws Chapter 151B, and/or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company and all of its past, present and future subsidiaries, affiliates, officers, directors, trustees, employees, employee benefit plans, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights and claims.

(i)

You specifically and expressly acknowledge that this Agreement is intended to include and extinguish all claims, known and unknown, which exist up to and including the date you sign this Agreement and which arise from your employment with or separation from employment at the Company and that no possible claim against the Company would materially affect or change your complete and voluntary acceptance of this Agreement, even if such claim were unknown at the time you signed this Agreement and discovered after that signing.

(ii)

Notwithstanding anything to the contrary in this Section 3, this release does not include the release of any rights that cannot by law be released by private agreement, including but not limited those relating to unemployment compensation benefits, workers’ compensation benefits and vested 401(k) benefits.

(b)

This Transition Agreement is also expressly conditioned upon your signing and returning (and not revoking during any applicable revocation period) the general release of claims attached as Exhibit B on or after the Separation Date and within the time period specified in such release.

(c)

As used in this Section 3, the “Company” includes Tripadvisor LLC and its former and present owners, parents, stockholders, predecessors, successors, assigns, agents, insurers, directors, employees, officers, subsidiaries, divisions and affiliates, and all persons acting by, under, or together with any of them.

4.	Continuing Obligations, Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement.

(a)

You agree that you will continue to comply with your obligations regarding Confidential Information, Non-Competition, Non-Solicitation and Proprietary Rights (“Restrictive Covenants”), which are set forth in Section 2 of the Standard Terms and Conditions contained in your Employment Agreement, dated November 9, 2015, as amended as of November 28, 2017 and May 8, 2020.

(b)

You agree that neither you nor anyone acting at your request or on your behalf will disparage, defame, criticize or comment in any negative manner on the business, employment or personnel practices of the Company, its parent or any of their subsidiaries or affiliates, or any of their current, former or future officers, directors, shareholders, investors, employees, representatives, agents or attorneys, except if testifying truthfully under oath pursuant to a lawful court order or subpoena or if participating in a federal, state or local agency proceeding. If you receive such a court order or subpoena, you or your attorney must provide the Company with a copy of such court order or subpoena within two (2) business days of your receipt of it, notify the Company of the content of any testimony or information to be provided and provide the Company with copies of all documents to be produced.

(c)

In signing this Agreement, you represent and warrant that you will return to Tripadvisor, on or before the Separation Date, all confidential and proprietary information and all other property belonging to the Company, including but not limited to documents, notes, customer lists and other information or materials (and all copies), as well as any corporate cards, access cards, office keys, office equipment, laptop and desktop computers, cell phones and other wireless devices, thumb drives, zip drives and all other media storage devices.

(d)

Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

(e)

Nothing in this Agreement shall preclude you from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”) or equivalent state agency or participating in or cooperating with an investigation by the EEOC or equivalent state agency, but you agree that you will not be entitled to any monetary or other relief from the EEOC, state agency or from any Court as a result of litigation brought on the basis of or in connection with such charge, investigation or proceeding.

(f)

You agree to assist and cooperate with the Company and its attorneys in connection with any proceeding brought against or by the Company, in connection with any investigation of or by the Company, or in connection with any matter relating to services performed by you on behalf of the Company. You further agree to perform all acts and sign and deliver any documents that may be necessary to carry out the provisions of this paragraph. The Company will reimburse you for reasonable expenses associated with this assistance. If you receive a subpoena for documents or other information from any person whose interests are adverse to the Company (or such person’s attorney), you or your attorney must provide the Company with a copy of such subpoena within two (2) business days of your receipt of it, notify the Company of the content of any testimony or information to be provided and provide the Company with copies of all documents to be produced. Nothing in this paragraph is intended to preclude you from cooperating with or participating in any investigation by a federal, state or local agency.

For purposes of this Section 4, written notice to the Company shall be directed to: Chief Legal Officer, Tripadvisor LLC, 400 1st Avenue, Needham, MA 02494.

5.

Assignment. You represent and warrant that you have the full power, capacity, and authority to enter into this Agreement and have not assigned, pledged, encumbered or in any manner conveyed all or any portion of the potential claims covered by this Agreement. This Agreement shall be binding upon you and upon your marital community, heirs, administrators, representatives and executors. This Agreement cannot be assigned by you, and it will be binding upon the Company’s successors and assigns, including any organization involved in a Change in Control. The Company may assign its rights and obligations under this Agreement without your consent.

6.

Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

7.

Miscellaneous. This Agreement, together with the Restrictive Covenants and the General Release and Waiver of Claims, sets forth the entire agreement between you and Tripadvisor in connection with the subject matter hereof, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof, other than any obligations set forth in the Restrictive Covenants, which obligations shall remain in full force and effect. The Restrictive Covenants will remain in full force and effect in accordance with its terms; however, to the extent that any provision of this Agreement is inconsistent with the terms of the Restrictive Covenants, the terms of this Agreement shall apply. In consideration of the payments and benefits provided to you hereunder, you agree that, when your employment with Tripadvisor terminates, such payments and benefits shall be in complete satisfaction of any and all obligations that Tripadvisor may have to you, including under the Tripadvisor, Inc. Executive Severance Plan and Summary Plan Description and any severance guidelines, practices or policies that Tripadvisor may have in place during your employment or at or after your employment terminates. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of Tripadvisor. This Agreement may be executed in any number of counterparts, including by PDF, each of which shall be an original and all of which together shall constitute one and the same document. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its or any other state’s conflicts of laws principles, and all disputes hereunder shall be adjudicated in the courts of the Commonwealth of Massachusetts, to whose personal jurisdiction you hereby consent. In any such proceeding you agree to waive trial by jury and consent to have all legal and factual matters decided by a judge.

This Agreement, and the release of claims set forth in Section 3, creates legally-binding obligations and Tripadvisor therefore advises you to consult an attorney before you sign this Agreement. In signing this Agreement, you give Tripadvisor assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity to consider this Agreement and to consult with an attorney, if you wished to do so, before signing it; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

If the terms of this Agreement are acceptable to you, please sign and return it either electronically via DocuSign or hard copy to the Chief People Officer, Tripadvisor LLC, 400 1st Avenue, Needham, MA 02494 within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven (7) day period immediately following the date of your signing. If you do not revoke it, then, at the expiration of that seven (7) day period, this letter will take effect as a legally-binding agreement between you and Tripadvisor on the basis set forth above. Please keep one original for your records and return one original to me.

Very truly yours,

/s/ Seth Kalvert
Seth Kalvert
Chief Legal Officer

Accepted and Agreed:

By:	/s/ Ernst Teunissen
Name:	Ernst Teunissen
Date:	October 10, 2022